Exhibit 4.6

THIS NOTE AND THE SECURITIES ISSUABLE UPON THE CONVERSION HEREOF HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR UNDER THE SECURITIES LAWS OF CERTAIN STATES. THESE SECURITIES MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED, PLEDGED OR HYPOTHECATED EXCEPT AS PERMITTED UNDER THE ACT AND APPLICABLE STATE SECURITIES LAWS PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT OR AN EXEMPTION THEREFROM. THE ISSUER OF THESE SECURITIES MAY REQUIRE AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO THE ISSUER THAT SUCH OFFER, SALE OR TRANSFER, PLEDGE OR HYPOTHECATION OTHERWISE COMPLIES WITH THE ACT AND ANY APPLICABLE STATE SECURITIES LAWS.

THIS NOTE AND THE RIGHTS OF INVESTOR HEREUNDER ARE SUBJECT TO A SUBORDINATION AGREEMENT, DATED AS OF JUNE 30, 2010, AMONG SILICON VALLEY BANK, THE COMPANY AND THE INVESTORS (THE “SUBORDINATION AGREEMENT”).

IMPINJ, INC.

SUBORDINATED SECURED CONVERTIBLE PROMISSORY NOTE

$[ ]	June 30, 2010

FOR VALUE RECEIVED, Impinj, Inc., a Delaware corporation (the “Company”) promises to pay to [                            ] (“Investor”), or its registered assigns, in lawful money of the United States of America the principal sum of $[        ], or such lesser amount as shall equal the outstanding principal amount hereof, together with interest from the date of this Subordinated Secured Convertible Promissory Note (this “Note”) on the unpaid principal balance at a rate equal to 9.00% per annum, computed on the basis of the actual number of days elapsed and a year of 360 days. All unpaid principal, together with any then unpaid and accrued interest and other amounts payable hereunder, shall be due and payable on the earlier to occur of (i) June 30, 2011 (the “Maturity Date”), or (ii) when, upon the occurrence and during the continuance of an Event of Default, such amounts are declared due and payable by Investor or made automatically due and payable, in each case, in accordance with the terms hereof. Notwithstanding the foregoing, if a Liquidation Event has not occurred prior to the then-scheduled Maturity Date of the Notes that remain outstanding, the then-scheduled Maturity Date of the then-outstanding Notes may be extended by the approval of a Super Majority in Interest of Investors. This Note is one of the “Notes” issued pursuant to the Purchase Agreement (the “Notes”), which are referred to in, and secured by, the Security Agreement. Notwithstanding any provision of this Note, the Investor’s right to receive payments of principal, interest, premiums (including any Over Participation Amount) or any other amounts due under this Note, or to enforce its rights and remedies under this Note, shall in each case, be subject to the terms and conditions of the Subordination Agreement and to the extent that any provisions of this Note are inconsistent with any of terms and conditions of the Subordination Agreement, the terms and conditions of the Subordination Agreement shall control.

THE OBLIGATIONS DUE UNDER THIS NOTE ARE SECURED BY A SECURITY AGREEMENT (THE “SECURITY AGREEMENT”) DATED AS OF THE DATE HEREOF AND EXECUTED BY THE COMPANY FOR THE BENEFIT OF INVESTOR. ADDITIONAL RIGHTS OF INVESTOR ARE SET FORTH IN THE SECURITY AGREEMENT.

The following is a statement of the rights of Investor and the conditions to which this Note is subject, and to which Investor, by the acceptance of this Note, agrees:

1. Payments.

(a) Interest. Accrued interest on this Note shall be payable at maturity.

(b) Voluntary Prepayment. This Note may not be prepaid, in whole or in part, without the written consent of a Super Majority in Interest of Investors, in which event (i) any prepayment of this Note may only be made in connection with the prepayment of all Notes on a pro rata basis, based on the respective aggregate outstanding principal amounts of each such Note and (ii) any such prepayment will be applied first to the payment of expenses due under this Note, second to interest accrued on this Note and third, if the amount of prepayment exceeds the amount of all such expenses and accrued interest, to the payment of principal of this Note.

(c) Mandatory Prepayment Upon Liquidation Event. In the event of a Liquidation Event, the outstanding principal amount of this Note, plus all accrued and unpaid interest, shall be due and payable immediately prior to the closing of such Liquidation Event, together with a premium equal to the sum of (i) the outstanding principal amount of this Note, and (ii) all accrued and unpaid interest on the Note.

2. Events of Default. The occurrence of any of the following shall constitute an “Event of Default” under this Note and the other Transaction Documents:

(a) Failure to Pay. The Company shall fail to pay (i) when due any principal payment on the due date hereunder or (ii) any interest payment or other payment required under the terms of this Note or any other Transaction Document on the date due and such payment shall not have been made within five (5) Business Days of the Company’s receipt of written notice to the Company of such failure to pay; or

(b) Breaches of Covenants. The Company shall fail to observe or perform any other covenant, obligation, condition or agreement contained in this Note or the other Transaction Documents (other than those specified in Section 2(a)) and such failure shall continue for ten (10) business days after the Company’s receipt of written notice to the Company of such failure; or

(c) Representations and Warranties. Any representation, warranty, certificate, or other statement (financial or otherwise) made or furnished by or on behalf of the Company to Investor in writing in connection with this Note or any of the other Transaction Documents shall be false, incorrect, incomplete or misleading in any material respect when made or furnished; or

(d) Other Obligations. Any material defaults shall exist under any material agreement of the Company with any third party or parties, or the failure to pay any indebtedness for borrowed money at maturity or which results in a right by such third party or parties, whether or not exercised, to accelerate the maturity of such indebtedness for borrowed money of the Company in an aggregate amount in excess of Two Hundred Fifty Thousand Dollars ($250,000); or

(e) Payment Obligations to Investors. Material defaults or material breaches by the Company shall exist under any material agreements between the Company and any Investor; or

(f) Voluntary Bankruptcy or Insolvency Proceedings. The Company shall (i) apply for or consent to the appointment of a receiver, trustee, liquidator or custodian of itself or of all or a substantial part of its property, (ii) admit in writing its inability to pay its debts generally as they mature for a period of at least 30 days, (iii) make a general assignment for the benefit of its or any of its creditors, (iv) be dissolved or liquidated, (v) commence a voluntary case or other proceeding seeking liquidation, reorganization or other relief with respect to itself or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or consent to any such relief or to the appointment of or taking possession of its property by any official in an involuntary case or other proceeding commenced against it, or (vi) take any action for the purpose of effecting any of the foregoing; or

(g) Involuntary Bankruptcy or Insolvency Proceedings. Proceedings for the appointment of a receiver, trustee, liquidator or custodian of the Company, or of all or a substantial part of the property thereof, or an involuntary case or other proceedings seeking liquidation, reorganization or other relief with respect to the Company or any of its Subsidiaries, if any, or the debts thereof under any bankruptcy, insolvency or other similar law now or hereafter in effect shall be commenced and an order for relief entered or such proceeding shall not be dismissed or discharged within 45 days of commencement.

3. Rights of Investor upon Default. Upon the occurrence of any Event of Default (other than an Event of Default described in Sections 2(f) or 2(g)) and at any time thereafter during the continuance of such Event of Default, Investor may, with the written consent of a Super Majority in Interest of Investors, by written notice to the Company, declare all outstanding Obligations payable by the Company hereunder to be immediately due and payable without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived, anything contained herein or in the other Transaction Documents to the contrary notwithstanding. Upon the occurrence of any Event of Default described in Sections 2(f) and 2(g), immediately and without notice, all outstanding Obligations payable by the Company hereunder shall automatically become immediately due and payable, without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived, anything contained herein or in the other Transaction Documents to the contrary notwithstanding. In addition to the foregoing remedies, upon the occurrence and during the continuance of any Event of Default, Investor may, with the written consent of a Super Majority in Interest of Investors, exercise any other right power or remedy granted to it by the Transaction Documents or otherwise permitted to it by law, either by suit in equity or by action at law, or both.

4. Conversion.

(a) Optional Conversion. If a Qualified Financing occurs on or prior to the Maturity Date, then, upon the election of a Super Majority in Interest of Investors, the outstanding principal amount of this Note and all accrued and unpaid interest on this Note shall convert into fully paid and nonassessable shares of the New Securities issued in such Qualified Financing at the Conversion Price.

(b) Voluntary Conversion.

(i) If and only if Investor is a Major Investor, then, at any time prior to the initial closing of a Qualified Financing and prior to the Maturity Date, the outstanding principal amount of this Note and all accrued and unpaid interest on this Note shall, at the election of Investor, convert into fully paid and nonassessable shares of the Company’s Series E Preferred Stock at a price per share equal to the Conversion Price.

(ii) If a Majority in Interest of Major Investors elect to convert the outstanding principal amount of, and all accrued and unpaid interest on, the Notes held by such Major Investors pursuant to this Section 4(b), then the outstanding principal amount of, and all accrued and unpaid interest on, the Note held by each Investor that is not a Major Investor shall automatically convert into shares of Series E Preferred Stock at the same time and on the same terms as the Notes held by the Major Investors exercising the conversion rights under this Section 4(b), with such conversion to take effect upon the Company’s receipt of the requisite elections from the holders of a Majority in Interest of Major Investors.

(c) Conversion Procedure.

(i) Conversion Pursuant to Section 4(a). Written notice shall be delivered to Investor at the address last shown on the records of the Company for Investor or given by Investor to the Company for the purpose of notice, notifying Investor of the Qualified Financing and the applicable Conversion Price, the principal amount of the Note to be converted, together with all accrued and unpaid interest, and the date on which such Qualified Financing is expected to occur, providing Investor with the opportunity to elect to convert the Note into shares of New Securities, and, upon the Company’s receipt of conversion elections from a Super Majority in Interest of Investors, calling upon Investor to surrender to the Company, in the manner and at the place designated, this Note. Upon such conversion of this Note, Investor hereby agrees to execute and deliver to the Company all transaction documents entered into by other purchasers participating in the Qualified Financing, including a purchase agreement, an investor rights agreement and other ancillary agreements, with customary representations and warranties and transfer restrictions (including, without limitation, a 180-day lock-up agreement in connection with an initial public offering), with all the rights of a purchaser in the Qualified Financing. Investor also agrees to deliver the original of this Note (or a notice to the effect that the original Note has been lost, stolen or destroyed and an agreement acceptable to the Company whereby the holder agrees to indemnify the Company from any loss incurred by it in connection with this Note) at the closing of the Qualified Financing for cancellation; provided, however, that upon the closing of the Qualified Financing and subject to the Company’s receipt of elections from a Majority in Interest of Investors, this Note shall be deemed converted and of no further force and effect, whether or not it is delivered for cancellation as set forth in this sentence. The Company shall, as soon as practicable thereafter, issue and deliver to such Investor a certificate or certificates for the number of shares to which Investor shall be entitled upon such conversion, including a check payable to Investor for any cash amounts payable as described in Section 4(c)(iv). Any conversion of this Note pursuant to Section 4(a) shall be deemed to have been made as of the closing of the Qualified Financing, and on and after such date the Persons entitled to receive the shares issuable upon such conversion shall be treated for all purposes as the record holder of such shares.

(ii) Conversion Pursuant to Section 4(b)(i). Before this Note shall be converted into shares of Series E Preferred Stock in accordance with Section 4(b) and assuming satisfaction of the conditions set forth therein, Investor shall surrender this Note (or a notice to the effect that the original Note has been lost, stolen or destroyed and an agreement acceptable to the Company whereby the holder agrees to indemnify the Company from any loss incurred by it in connection with this Note) and give written notice to the Company at its principal corporate office of Investor’s election to convert the same pursuant to Section 4(b), and shall state therein the amount of the unpaid principal amount of this Note to be converted. Upon such conversion of this Note, Investor hereby agrees to execute and deliver to the Company all transaction documents entered into by other purchasers of the Series E Preferred Stock, including a purchase agreement, an investor rights agreement and other ancillary agreements, with customary representations and warranties and transfer restrictions (including, without limitation, a 180-day lock-up agreement in connection with an initial public offering), with all the rights of a purchaser of Series E Preferred Stock. The Company shall, as soon as practicable thereafter, issue and deliver to such Investor a certificate or certificates for the number of shares of Series E Preferred Stock to which Investor shall be entitled upon such conversion, including a check payable to Investor for any cash amounts payable as described in Section 4(c)(iv). Any conversion of this Note pursuant to Section 4(b) shall be deemed to have been made upon the satisfaction of all of the conditions set forth in this Section 4(c)(ii), and on and after such date the Persons entitled to receive the shares issuable upon such conversion shall be treated for all purposes as the record holder of such shares.

(iii) Conversion Pursuant to Section 4(b)(ii). Written notice shall be delivered to Investor at the address last shown on the records of the Company for Investor or given by Investor to the Company for the purpose of notice, notifying Investor of the election of a Majority in Interest of Major Investors to convert all Notes held by such electing Major Investors and all non-Major Investors into shares of Series E Preferred Stock pursuant to Section 4(b)(ii), the principal amount of the Note to be converted, together with all accrued and unpaid interest, and the date on which such conversion became effective, and calling upon Investor to surrender to the Company, in the manner and at the place designated, this Note. Upon such conversion of this Note and receipt of such notice, Investor hereby agrees to execute and deliver to the Company all transaction documents entered into by other purchasers of the Series E Preferred Stock (including any Investor that has already converted his, her or its Note into shares of Series E Preferred Stock pursuant to Section 4(b)(i)), including a purchase agreement, an investor rights agreement and other ancillary agreements, with customary representations and warranties and transfer restrictions (including, without limitation, a 180-day lock-up agreement in connection with an initial public offering), with all the rights of a purchaser of Series E Preferred Stock. Investor also agrees to deliver the original of this Note (or a notice to the effect that the original Note has been lost, stolen or destroyed and an agreement acceptable to the Company whereby the holder agrees to indemnify the Company from any loss incurred by it in connection with this Note) for cancellation; provided, however, that upon the Company’s receipt of elections from a Majority in Interest of Major Investors, this Note shall be deemed converted and of no further force and effect, whether or not it is delivered for cancellation as set forth in this sentence. The Company shall, as soon as practicable thereafter, issue and deliver to such Investor a certificate or certificates for the number of shares of Series E Preferred Stock to which Investor shall be entitled upon such conversion, including a check payable to Investor for any cash amounts payable as described in Section 4(d)(iv). Any conversion of this Note pursuant to Section 4(b)(ii) shall be deemed to have been made as of the Company’s receipt of elections for conversion pursuant to Section 4(b)(ii) from a Majority in Interest of Major Investors, and on and after such date the Persons entitled to receive the shares issuable upon such conversion shall be treated for all purposes as the record holder of such shares.

(iv) Fractional Shares; Interest; Effect of Conversion. No fractional shares shall be issued upon conversion of this Note. In lieu of the Company issuing any fractional shares to Investor upon the conversion of this Note, the Company shall pay to Investor an amount equal to the product obtained by multiplying the applicable conversion price by the fraction of a share not issued pursuant to the previous sentence. Upon conversion of this Note in full and the payment of the amounts specified in this paragraph, Company shall be forever released from all its obligations and liabilities under this Note and this Note shall be deemed of no further force or effect, whether or not the original of this Note has been delivered to the Company for cancellation. Upon conversion, the Company, at its expense, shall take all measures necessary or appropriate to permit such conversion to occur as promptly as practicable and otherwise comply with all of its obligations hereunder, including, all necessary actions, if any, to authorize the applicable class and amount of Company capital stock issuable upon conversion of this Note, and any other action necessary or appropriate to consummate the transactions contemplated hereby, and to permit the conversion to occur as promptly as practicable.

(v) No Conversion Except on the Terms Hereof. This Note shall not be converted or convertible except solely in accordance with the methods and subject to the requirements specified in this Section 4, as amended from time to time, unless otherwise approved by Investor.

(d) Conversion of Series E Preferred. Should all of the Series E Preferred be, at any time prior to full payment of this Note, redeemed or converted into shares of Company’s Common Stock in accordance with the Company’s certificate of incorporation (as the same may be amended from time to time), and this Note would have otherwise been converted into shares of Series E Preferred, then this Note shall immediately become convertible into that number of shares of Common Stock equal to the number of shares of the Common Stock that would have been received if this Note had been converted in full and the Series E Preferred received thereupon had been simultaneously converted into Common Stock immediately prior to such event.

(e) Notices of Record Date. In the event of:

(i) Any taking by the Company of a record of the holders of any class of securities of the Company for the purpose of determining the holders thereof who are entitled to receive any dividend or other distribution or any right to subscribe for, purchase or otherwise acquire any shares of stock of any class or any other securities or property, or to receive any other right; or

(ii) Any capital reorganization of the Company, any reclassification or recapitalization of the capital stock of the Company or any transfer of all or substantially all of the assets of the Company to any other Person or any consolidation or merger involving the Company; or

(iii) Any voluntary or involuntary dissolution, liquidation or winding-up of the Company,

the Company will mail to the Holder of this Note at least ten (10) days prior to the earliest date specified therein, a notice specifying (A) the date on which any such record is to be taken for the purpose of such dividend, distribution or right and the amount and character of such dividend, distribution or right; and (B) the date on which any such reorganization, reclassification, transfer, consolidation, merger, dissolution, liquidation or winding-up is expected to become effective and the record date for determining stockholders entitled to vote thereon.

5. Subordination. The Obligations evidenced by this Note are hereby expressly subordinated in right of payment to the prior payment in full of all of the Company’s Senior Indebtedness and any liens on property of the Company in favor of Investor are hereby expressly subordinated in priority to any liens on the Company’s property in favor of any holder of Senior Indebtedness. By acceptance of this Note, Investor agrees to execute and deliver customary forms of subordination agreement requested from time to time by holders of Senior Indebtedness, which shall be reasonably acceptable to a Majority in Interest of Investors. Notwithstanding the foregoing, Investor shall be entitled to receive (i) equity securities of the Company from the conversion of all or any part of the Obligations and payments of cash in lieu of issuing fractional shares in connection with any such conversions, (ii) any note, instrument or other evidence of indebtedness which may be issued by the Company in exchange for or in substitution of this Note, provided that such note, instrument or other evidence of indebtedness is subordinated to the Senior Indebtedness on the same terms and conditions as set forth in this Section 5 and (iii) other payments consented to in writing by holders of Senior Indebtedness.

6. Definitions. As used in this Note, the following capitalized terms have the following meanings:

“Conversion Price” shall mean (i) with respect to a Qualified Financing, the price per share paid by the other purchasers of the New Securities and (ii) with respect to the conversion of the outstanding principal and accrued and unpaid interest under this Note into shares of the Company’s Series E Preferred Stock, $2.286, as adjusted from time to time for stock splits, reverse stock splits, stock dividends and the like.

“Event of Default” has the meaning given in Section 2 hereof.

“IPO” shall mean the Company’s sale of its Common Stock in a firm commitment underwritten public offering pursuant to a registration statement under the Securities Act.

“Investor” shall mean the Person specified in the introductory paragraph of this Note or any Person who shall at the time be the registered holder of this Note.

“Investors” shall mean the investors that have purchased Notes.

“Lien” shall mean, with respect to any property, any security interest, mortgage, pledge, lien, claim, charge or other encumbrance.

“Liquidation Event” shall mean: (i) an IPO; (ii) a liquidation, dissolution, or winding up of the Company, whether voluntary or involuntary; or (iii) the sale, conveyance, or other disposal of all or substantially all of the Company’s property or business or merger of the Company with or into or consolidation with any other corporation, limited liability company or other entity (other than a wholly-owned subsidiary of the Company), or any transaction or series of related transactions to which the Company is a party in which in excess of fifty percent (50%) of the Company’s voting power is disposed of; provided, however, that a Majority in Interest of Investors may exclude any event described in clause (iii) of this sentence from the definition of a “Liquidation Event.” None of the following shall be considered a Liquidation Event: (a) a merger effected exclusively for the purpose of changing the domicile of the Company; (b) a bona fide equity financing in which the Company is the surviving corporation; or (c) a transaction in which the stockholders of the Company immediately prior to the transaction own 50% or more of the voting power of the surviving corporation immediately following the transaction.

“Major Investor” shall mean an Investor holding a Note with a principal amount of at least $100,000.

“Majority in Interest of Investors” shall mean Investors holding more than 50% of the aggregate outstanding principal amount of the Notes.

“Majority in Interest of Major Investors” shall mean Major Investors holding more than 50% of the aggregate then-outstanding principal amount of the Notes held by all Major Investors.

“New Securities” shall mean shares of the Preferred Stock issued by the Company in a Qualified Financing.

“Notes” shall mean this Note and the other subordinated secured convertible promissory notes issued pursuant to the Purchase Agreement and secured by the Security Agreement.

“Obligations” shall mean and include all loans, advances, debts, liabilities and obligations, howsoever arising, owed by the Company to Investor of every kind and description, now existing or hereafter arising under or pursuant to the terms of this Note and the other Transaction Documents, including, all interest, fees, charges, expenses, attorneys’ fees and costs and accountants’ fees and costs chargeable to and payable by the Company hereunder and thereunder, in each case, whether direct or indirect, absolute or contingent, due or to become due, and whether or not arising after the commencement of a proceeding under Title 11 of the United States Code (11 U. S. C. Section 101 et seq.), as amended from time to time (including post-petition interest) and whether or not allowed or allowable as a claim in any such proceeding. Notwithstanding the foregoing, the term “Obligations” shall not include any obligations of Company under or with respect to the Warrants or any other warrants to purchase Company’s capital stock.

“Over Participation Amount” shall mean the amount set forth opposite such Investor’s name on the Schedule of Investors to the Purchase Agreement (as such Schedule of Investors may be amended from time to time).

“Person” shall mean and include an individual, a partnership, a corporation (including a business trust), a joint stock company, a limited liability company, an unincorporated association, a joint venture or other entity or a governmental authority.

“Purchase Agreement” shall mean the Note and Warrant Purchase Agreement, dated as of June 30, 2010 (as amended, modified or supplemented), by and among the Company and the Investors (as defined in the Purchase Agreement) party thereto.

“Qualified Financing” shall mean a transaction or series of transactions pursuant to which the Company issues and sells shares of its Preferred Stock with the principal purpose of raising capital.

“Securities Act” shall mean the Securities Act of 1933, as amended.

“Security Agreement” has the meaning given in the introductory paragraphs to this Note.

“Senior Indebtedness” shall mean, unless expressly subordinated to or made on a parity with the amounts due under this Note, the principal of (and premium, if any), unpaid interest on and amounts reimbursable under, fees, expenses, costs of enforcement and other amounts due in connection with, or any extension, refinance, renewal, replacement, defeasance or refunding of, indebtedness for borrowed money of the Company owed to Silicon Valley Bank, pursuant to (A) the Loan and Security Agreement, dated May 7, 2010, as it may be amended from time to time (the “Domestic Loan Agreement”) and (B) the Loan and Security Agreement (EX-IM Loan Facility), dated May 7, 2010, as it may be amended from time to time (the “EX-IM Loan Agreement” and together with the Domestic Loan Agreement, the “Loan Agreements”), provided, however that the principal amount(s) of such indebtedness shall not be increased and the applicable definition(s) of collateral securing such loan(s) shall not be expanded without the consent of a Majority in Interest of Investors, unless the Company’s Eligible Accounts (as defined in the Domestic Loan Agreement) would support borrowings in excess of the maximum aggregate principal amount available under (x) the Revolving Line (as defined in the Domestic Loan Agreement) and (y) the EX-IM Committed Line (as defined in the EX-IM Loan Agreement), in which case only the consent of the Company’s board of directors (the “Board”) (including a majority of the directors designated by the holders of the Company’s Preferred Stock (the “Preferred Directors”) pursuant to Sections B(5)(b)(i)-(B)(5)(b)(iv) of Article IV of the Company’s certificate of incorporation (as the same may be amended from time to time)) shall be required.

“Super Majority in Interest of Investors” shall mean Investors holding more than 60% of the aggregate then-outstanding principal amount of the Notes.

“Transaction Documents” shall mean this Note, each of the other Notes, the Warrants, the Purchase Agreement, the Subordination Agreement and the Security Agreement.

“Warrants” shall mean each of the warrants issued pursuant to the Purchase Agreement in connection with the issuance of the Notes.

7. Covenants of the Company. So long as any principal and interest remain outstanding under any of the Notes, the Company shall not, without first obtaining the prior written consent of a Majority in Interest of Investors, take any of the following actions:

(a) amend the Company’s certificate of incorporation;

(b) declare or pay any dividend on the Company’s Common Stock (other than a dividend payable in Common Stock or other equity securities or rights convertible into or entitling the holder thereof to receive, directly or indirectly, additional shares of Common Stock);

(c) incur or maintain any indebtedness for borrowed money in excess of $250,000 (other than Senior Indebtedness and indebtedness incurred solely for the purpose of financing the acquisition of equipment); or

8. Miscellaneous.

(a) Successors and Assigns; Transfer of this Note or Securities Issuable on Conversion Hereof.

(i) Subject to the restrictions on transfer described in this Section 8(a), the rights and obligations of the Company and Investor shall be binding upon and benefit the successors, assigns, heirs, administrators and transferees of the parties.

(ii) With respect to any offer, sale or other disposition of this Note or securities into which such Note may be converted, Investor will give written notice to the Company prior thereto, describing briefly the manner thereof, together with a written opinion of Investor’s counsel, or other evidence if reasonably satisfactory to the Company, to the effect that such offer, sale or other distribution may be effected without registration or qualification (under any federal or state law then in effect). Upon receiving such written notice and reasonably satisfactory opinion, if so requested, or other evidence, the Company, as promptly as practicable, shall notify Investor that Investor may sell or otherwise dispose of this Note or such securities, all in accordance with the terms of the notice delivered to the Company. If a determination has been made pursuant to this Section 8(a) that the opinion of counsel for Investor, or other evidence, is not reasonably satisfactory to the Company, the Company shall so notify Investor promptly after such determination has been made. Each Note thus transferred and each certificate representing the securities thus transferred shall bear a legend as to the applicable restrictions on transferability in order to ensure compliance with the Securities Act, unless in the opinion of counsel for the Company such legend is not required in order to ensure compliance with the Securities Act. The Company may issue stop transfer instructions to its transfer agent in connection with such restrictions. Subject to the foregoing, transfers of this Note shall be registered upon registration books maintained for such purpose by or on behalf of the Company. Prior to presentation of this Note for registration of transfer, the Company shall treat the registered holder hereof as the owner and holder of this Note for the purpose of receiving all payments of principal and interest hereon and for all other purposes whatsoever, whether or not this Note shall be overdue and the Company shall not be affected by notice to the contrary.

(iii) Neither this Note nor any of the rights, interests or obligations hereunder may be assigned, by operation of law or otherwise, in whole or in part, by the Company without the prior written consent of a Majority in Interest of Investors.

(b) Waiver and Amendment. Any provision of this Note may be amended, waived or modified upon the written consent of the Company and a Majority in Interest of Investors, unless such provision being amended, waived or modified requires the approval of a Super Majority in Interest of Investors or a Majority in Interest of Major Investors, in which case such amendment, waiver or modification shall require the written consent of a Super Majority in Interest of Investors or a Majority in Interest of Major Investors, as applicable; provided, however, that no such amendment, waiver or consent shall (i) reduce the principal amount of this Note without the prior written consent of each such adversely affected Investor, (ii) reduce the rate of interest of this Note without the prior written consent of each such adversely affected Investor, (iii) adversely affect the rights or increase obligations of an Investor under this Note without a corresponding equivalent change in the rights and obligations of all other Investors, without the prior written consent of each such adversely affected Investor, and (iv) no amendment to Section 4 of this Note shall require a Major Investor to convert this note to shares of Series E Preferred Stock without such Major Investor’s written consent.

(c) Notices. All notices, requests, demands, consents, instructions or other communications required or permitted hereunder shall be in writing and faxed, transmitted via electronic mail message, mailed or delivered to each party at the respective addresses of the parties as set forth on the signature page hereto, or at such other address or facsimile number as the Company shall have furnished to Investor in writing. All such notices and communications will be deemed effectively given the earlier of (i) when received, (ii) when delivered personally, (iii) one business day after being delivered by facsimile or transmitted via electronic mail message (in either case, with receipt of appropriate confirmation), (iv) one business day after being deposited with an overnight courier service of recognized standing or (v) four days after being deposited in the U.S. mail, first class with postage prepaid.

(d) Pari Passu Notes. Investor acknowledges and agrees that the payment of all or any portion of the outstanding principal amount of this Note and all interest hereon shall be pari passu in right of payment and in all other respects to the other Notes. In the event Investor receives payments in excess of its pro rata share of the Company’s payments to the Investors of all of the Notes, then Investor shall hold in trust all such excess payments for the benefit of the holders of the other Notes and shall pay such amounts held in trust to such other holders upon demand by such holders.

(e) Payment. Unless converted into the Company’s equity securities pursuant to the terms hereof, payment shall be made in lawful tender of the United States.

(f) Usury. In the event any interest is paid on this Note which is deemed to be in excess of the then legal maximum rate, then that portion of the interest payment representing an amount in excess of the then legal maximum rate shall be deemed a payment of principal and applied against the principal of this Note.

(g) Waivers. Subject to the notice requirements set forth in Section 2, the Company hereby waives notice of default, presentment or demand for payment, protest or notice of nonpayment or dishonor and all other notices or demands relative to this instrument.

(h) Governing Law. This Note and all actions arising out of or in connection with this Note shall be governed by and construed in accordance with the laws of the State of Washington, without regard to the conflicts of law provisions of the State of Washington, or of any other state.

(i) Waiver of Jury Trial. By acceptance of this Note, Investor hereby agrees and the Company hereby agrees to waive their respective rights to a jury trial of any claim or cause of action based upon or arising out of this Note or any of the Transaction Documents.

(j) Enforceability of Oral Agreements. ORAL AGREEMENTS OR ORAL COMMITMENTS TO LOAN MONEY, EXTEND CREDIT, OR TO FORBEAR FROM ENFORCING REPAYMENT OF A DEBT ARE NOT ENFORCEABLE UNDER WASHINGTON LAW.

9. Waiver of Right of First Offer. Investor hereby waives any and all rights it may have under Section 2.2 of the Company’s Amended and Restated Investors’ Rights Agreement, dated July 3, 2008 (as the same may be amended or restated from time to time, the “Rights Agreement”), with respect to the issuance of the Notes, including, but not limited to, all notice requirements set forth in Section 2.2 of the Rights Agreement with respect to such issuance.

(Signature Page Follows)

The Company and the Investor have caused this Note to be issued as of the date first written above.

COMPANY:

IMPINJ, INC. a Delaware corporation

William T. Colleran, President & CEO

Address:	701 N. 34th Street, Suite 300
Seattle, WA 98103
Phone:	(206) 517-5300
Fax:	(206) 517-5262

[Signature Page to Subordinated Secured Convertible Promissory Note]